EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES SECOND-QUARTER
AND FIRST-SIX MONTHS 2009 RESULTS

Q2 2009 EPS of $0.19 versus $0.03 in Q2 2008

Des Plaines, IL, August 10, 2009—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported second-quarter and first six-months 2009 results. Net income in the second quarter of 2009 was $4.8 million or $0.19 per diluted share, versus net income of $0.8 million, or $0.03 per diluted share in the second quarter of 2008. For the first six months of 2009, net income was $2.5 million, or $0.10 per diluted share, compared to $5.0 million, or $0.18 per diluted share, in the comparable prior-year period.

Consolidated Results for Second Quarter Ended June 30, 2009
Net sales in the second quarter of 2009 were $112.0 million compared to $133.4 million in the same period of 2008, a reduction of $21.4 million, or 16.1 percent. Approximately $6.8 million of the sales decline quarter over quarter was the result of changes in foreign currency translation rates, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries. The remainder of the quarter-over-quarter decline in sales was the result of a slowdown in the Company’s business compared to the second quarter of 2008. Acquisitions contributed $2.5 million, or 2.2 percent, during the second quarter of 2009.

The slowdown in the Company’s business in the 2009 second quarter was evident in all reportable segments. The United States and Mexico reportable segment, which represents more than two-thirds of the Company’s sales, experienced a sales decline of $10.8 million, or 12.6 percent. Sales in the Europe segment declined $4.8 million, or 27.5 percent, of which $3.5 million was attributable to changes in foreign currency translation rates.  Sales in the Other reportable segment declined $5.9 million, or 19.5 percent, of which $3.0 million was attributable to changes in foreign currency translation rates.

Consumer products packaging (CPG) accounts sales in the second quarter of 2009 were $74.8 million, or 66.8 percent of total sales, compared to $87.1 million in the same period of 2008, representing a decline of 14.2 percent. Advertising and retail accounts sales of $27.4 million, or 24.5 percent of total sales, in the second quarter of 2009 declined 22.9 percent compared to the

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Schawk Announces Second-Quarter 2009 Results

prior-year period. Entertainment accounts sales for second quarter of 2009 of $7.3 million, or 6.5 percent of total sales, declined 13.9 percent compared to the same period in 2008. In response to adverse economic conditions, many of the Company’s clients have reduced their levels of advertising, marketing and new product introductions and, particularly with respect to the Company’s CPG accounts, have delayed packaging redesigns and sales promotion projects, resulting in lower revenue for the Company. However, despite the softness experienced over the past few quarters, Schawk’s market share has remained strong across its client base.  Furthermore, no major clients have been lost during 2009.

On a sequential basis, sales for the second quarter of 2009 increased $6.9 million, or 6.6 percent, versus the first quarter of 2009 driven by increases in CPG and advertising and retail account sales partially offset by a decline in entertainment account sales.

Gross profit was $42.9 million in the second quarter of 2009, a decline of $3.9 million from the second quarter of 2008. However, gross profit as a percentage of sales increased to 38.3 percent of sales from 35.1 percent of sales, largely attributable to the Company’s cost-reduction activities implemented during 2008 and 2009.

Selling, general and administrative (SG&A) expenses declined $4.3 million, to $31.8 million in the second quarter of 2009 from $36.1 million in the second quarter of 2008, reflecting the Company’s cost-reduction initiatives, partially offset by higher professional fees related to internal control remediation efforts and related matters of $1.3 million, and an increase of $0.7 million over the prior-year quarter.

In addition, acquisition integration and restructuring expenses declined $1.7 million to $1.5 million and expenses related to impairment of long-lived assets declined $2.1 million to $0.1 million in the second quarter of 2009 compared to the second quarter of 2008.

The Company reported operating income of $9.5 million in the 2009 second quarter compared to operating income of $5.3 million in the second quarter of 2008. The increase in operating income, compared to the prior-year period, was the result of reductions in SG&A expenses and improvements in gross margin percent, as previously described, coupled with reductions in acquisition integration and restructuring expenses, as well as a reduction in expenses related to impairment of long-lived assets.

Acquisition integration and restructuring expenses declined by $1.7 million to $1.5 million for the second quarter of 2009, as compared to the same period last year.  The charges in the 2009 second quarter  arose from the Company’s previously announced plans to consolidate, reduce and re-align the Company’s work force and operations and are for employee terminations, asset impairments, obligations for future lease payments and other associated costs.

The remediation and related expenses of $1.3 million, which is included in the Company’s SG&A expenses, is principally due to an increase in the Company’s costs related to the Company’s internal control remediation and related matters.

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Schawk Announces Second-Quarter 2009 Results

During the second quarter of 2009, the Company reported expenses related to the impairment of long-lived assets of $0.1 million, which is a decline of $2.1 million compared to the prior-year period.

The Company reported a gain associated with foreign currency transactions of $0.3 million in both the second quarter of 2009 and second quarter of 2008. These transactions were recorded by non-U.S. subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense in the second quarter of 2009 was $2.5 million compared to $1.7 million in the second quarter of 2008, due to higher interest expense payable under the Company’s June 2009 amended debt agreements and a higher average debt balance during the period.

Income tax expense for the second quarter of 2009 was $2.3 million, compared to income tax expense of $2.9 million in the second quarter of 2008. The reduction in the effective tax rate for the second quarter of 2009 compared to the same period of 2008 was principally driven by the recording of a $1.5 million valuation allowance for the Company’s UK subsidiary in the second quarter of 2008.

Net income in the second quarter of 2009 was $4.8 million, or $0.19 per diluted share, compared to net income of $0.8 million, or $0.03 per diluted share, in the second quarter of 2008. As discussed above, during the second quarter of 2009 the Company incurred acquisition integration and restructuring expenses of $1.5 million and remediation and related expenses of $1.3 million. Additionally the Company benefitted from a $0.3 million gain on foreign currency transactions in the second quarter of 2009. The income before income taxes was $7.1 million. Because of this income, the income tax provision for the second quarter was $2.3 million. Excluding the aforementioned items (net of tax effect), second-quarter 2009 net income was $6.5 million, or $0.26 per diluted share, compared to income of $5.7 million, or $0.21 per diluted share, on the same basis for the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of non-GAAP measures.

Other Information
Depreciation and amortization expense was $4.7 million in the second quarter of 2009 compared to $5.4 million in the second quarter of 2008.

Capital expenditures in the second quarter of 2009 were $1.1 million compared to $3.1 million in the same period of 2008.

EBITDA and Adjusted EBITDA Performance
EBITDA for the second quarter of 2009 was $14.2 million compared to EBITDA of $10.8 million for the second quarter of 2008. Adjusted EBITDA for the second quarter of 2009 was $15.7 million compared to $13.9 million for the second quarter of 2008. These results for EBITDA and Adjusted EBITDA are calculated consistent with the non-GAAP reconciliation schedule presented at the end of this press release.

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Schawk Announces Second-Quarter 2009 Results

Consolidated Results for Year-to-Date Period Ended June 30, 2009
Year-to-date sales through June 30, 2009, were $217.1 million compared to $259.8 million in the same period of 2008, a reduction of $42.8 million, or 16.5 percent. Approximately $14.4 million of the sales decline year over year was the result of changes in foreign currency translation rates, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries. The remainder of the year-over-year decline in sales was the result of a slowdown in the Company’s business compared to the same period of 2008. Acquisitions contributed $4.9 million, or 2.3 percent, during the first six months of 2009 compared to the prior year.

The year-to-date slowdown in the Company’s business was evident in all reportable segments.  The United States and Mexico segment, which represents more than two-thirds of the Company’s sales, experienced a sales decline of $21.9 million, or 13.0 percent. Sales in the Europe segment declined $9.9 million, or 28.6 percent, of which $7.7 million was attributable to changes in foreign currency translation rates. Sales in the Other reportable segment declined $11.0 million, or 19.3 percent, of which $6.3 million was attributable to changes in foreign currency translation rates.

CPG accounts sales in the first six months of 2009 were $143.4 million, or 66.1 percent of total sales, compared to $167.0 million in the same period of 2008, representing a decline of 14.2 percent. Year-to-date advertising and retail accounts sales of $53.1 million, or 24.5 percent of total sales, declined 26.2 percent compared to the prior-year period. Entertainment accounts sales of $15.6 million, or 7.2 percent of total sales, declined 12.0 percent.

Gross profit was $76.0 million in the first half of 2009, a decline of $13.7 million from the prior-year period. However, gross profit as a percent of sales increased to 35.0 percent of sales from 34.5 percent of sales, which is largely attributable to the Company’s cost-reduction activities implemented during 2008 and 2009.

Selling, general and administrative (SG&A) expenses declined $6.7 million to $65.7 million in the first half of 2009, from $72.4 million in the comparable prior-year period. The reduction in spending reflects the Company’s cost-reduction initiatives partially offset by higher professional fees related to internal control remediation and related efforts of $3.3 million, an increase of $2.7 million over the prior-year period.

In addition, acquisition integration and restructuring expenses declined by $0.9 million to $2.3 million and expenses related to impairment of long-lived assets declined by $2.1 million to $0.1 million in the first six months of 2009 compared to the same period for 2008.

The Company reported year-to-date operating income of $7.9 million in the first six months of 2009 compared to $12.0 million in the same period of 2008. The decrease in operating income, compared to the prior-year period, was the result of the decline in sales volume during the period partially offset by reductions in SG&A, acquisition integration and restructuring, and impairment of long-lived asset expenses as previously described.

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Schawk Announces Second-Quarter 2009 Results

The acquisition integration and restructuring charge in the first half of 2009 arose from the Company’s previously announced plans to consolidate, reduce and re-align the Company’s work force and operations. As a result of these actions, the Company incurred costs of $2.3 million for employee terminations, asset impairments, obligations for future lease payments and other associated costs.

The remediation and related expenses of $3.3 million, which is included in the Company’s SG&A expenses, is principally due to an increase in the Company’s costs related to internal control remediation and related matters.

The Company reported a year-to-date gain associated with foreign currency transactions of $0.4 million compared to a gain of $0.5 million on foreign currency transactions for the same period in 2008. These transactions were recorded by non-U.S. subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense for the first six months of 2009 was $3.9 million compared to $3.5 million in the comparable prior-year period, primarily driven by higher fees related to the Company’s June 2009 amended debt agreements.

Income tax for the first six months of 2009 was $1.6 million, compared to $3.6 million in the second quarter of 2008. The reduction in tax expense in 2009 is driven primarily by the lower income for the period. The reduction in the effective tax rate for the first half of 2009 compared to the same period for 2008 was principally driven by a higher proportion of earnings in jurisdictions with lower statutory tax rates.

Year-to-date net income was $2.5 million, or $0.10 per diluted share, compared to net income of $5.0 million, or $0.18 per diluted share, in the comparable prior-year period. As discussed above, during the first half of 2009 the Company incurred acquisition integration and restructuring expenses of $2.3 million and remediation and related expenses of $3.3 million. Additionally the Company benefitted from a $0.4 million gain on foreign currency transactions in the first six months of 2009. The income before income taxes was $4.1 million. Because of this income, the income tax provision for the first half of 2009 was $1.6 million. Excluding the aforementioned items (net of tax effect), year-to-date net income was $5.9 million, $0.24 per diluted share, compared to income of $8.4 million, or $0.30 per diluted share, on the same basis for the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of non-GAAP measures.

Other Information
Depreciation and amortization expense was $9.5 million in the first six months of 2009 compared to $10.9 million in the prior-year period.

Year-to-date capital expenditures were $2.4 million compared to $5.5 million in the same period of 2008.

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Schawk Announces Second-Quarter 2009 Results

During the first six months of 2009, and specifically in the first quarter of 2009, the Company repurchased 488,700 shares of its stock for a cost of approximately $4.3 million. The Company has suspended its share repurchase program.

EBITDA and Adjusted EBITDA Performance
EBITDA for the first six months of 2009 was $17.7 million compared to EBITDA of $23.1 million for the same period of 2008. Adjusted EBITDA for the first half of 2009 was $20.0 million compared to $26.2 million for the comparable prior-year period. These results for EBITDA and Adjusted EBITDA are calculated consistent with the non-GAAP reconciliation schedule presented at the end of this press release.

Cost-Reduction Activities
The Company incurred acquisition integration and restructuring charges of $1.5 million in the second quarter of 2009 and $2.3 million for the first half of 2009. These year-to-date charges are anticipated to result in total annual savings of approximately $10.0 million (estimated $7.0 million to be realized in 2009) and is part of the Company’s previously announced actions for 2009. Furthermore, the Company has taken other specific 2009 cost-reduction actions expected to reduce expenses approximately $6.0 to $7.0 million for the year. The Company will continue to evaluate opportunities for further cost-reduction activities, as they arise.

Financing Update
During the second quarter of 2009, the Company reduced its total debt $33.2 million, to $113.0 million, compared to total debt at March 31, 2009. The reduction in debt was driven by $20.0 million in pro-rata payments to the Company’s lenders, as required under the Company’s amended debt agreements, and additional payments against the Company’s revolving credit facility during the quarter. At June 30, 2009, the Company had $17.1 million of cash, as well as a revolving credit facility of $80 million, of which approximately $27 million was available.

Full-Year 2009 Sales and “Adjusted EBITDA” Guidance
As previously communicated in the Company’s press release for its first-quarter 2009 financial results, full-year revenues are expected to range between $440 to $450 million, and Adjusted EBITDA (as calculated under the terms of the Company’s amended debt agreements) to range between $43 to $51 million. The Company bases these annual estimates on a current expectation that consumer spending will modestly increase during 2009, CPGs, retail and corporate brands will increase the frequency of their product innovation and promotional activities in response to competitive pressure, and that the Company’s cost reduction activities in 2008 and during 2009 are anticipated to lower the expense base of the Company.

In the event that consumer confidence is more than modestly increased, the Company expects that its revenue and Adjusted EBITDA will exceed initial projections. In addition, the Company presently expects that current cash balances and anticipated cash flows from operations and other activities will be sufficient to fund debt service as well as debt reduction through the end of 2009 without hindering the Company’s ability to focus on the services provided to its clients.

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Schawk Announces Second-Quarter 2009 Results

Management Comments
President and Chief Executive Officer David A. Schawk commented, “Second-quarter sales demonstrate that the economy continues to be challenging. However, on a sequential basis, second-quarter 2009 revenue increased nearly $7.0 million over the first quarter of this year.  This revenue increase allowed us to further leverage our cost-reduction activities to improve our overall operating income.

“As such, we experienced substantial improvement in margins in the second quarter of 2009. Gross margin improved to 38.3 percent in the second quarter of 2009 from 35.1 percent in the same period of last year. Additionally, despite a nearly $21 million decline in revenue, second-quarter operating income was approximately $9.5 million compared to $5.3 million in the second quarter of 2008, reflecting the benefits of our cost-reduction activities as well as reduced expenses for restructuring and long-lived asset impairments. We are pleased that our cost reduction initiatives have made an important contribution to the improved financial profile of this Company, and we are comfortable that the reductions and initiatives we have undertaken have not impacted our ability to serve our clients, but rather, have prepared us to better serve our clients when the economy returns to growth.

“Compared to the prior year period, second-quarter 2009 revenue fell approximately 11 percent excluding the effects of foreign currency translation, as clients continued to curtail or delay spending.  However, despite the volume declines, Schawk continues to maintain its portfolio of clients without any major losses during the year.”

Schawk continued, “We continue to take steps to better utilize our global capacity while reducing our overall cost base, and as a result of the successful implementation of our restructuring actions thus far in 2009, we now expect to generate almost $10.0 million in annual cost savings, which is $2.0 to $3.0 million higher than previously expected.  These savings are incremental to the other 2009 cost-reduction actions expected to reduce expenses approximately $6.0 to $7.0 million for 2009.

“Given our performance during the second quarter and progress on implementing our cost-reductions actions for 2009, we are reaffirming the full-year revenue and Adjusted EBITDA guidance provided in the first-quarter 2009 earnings release.”

Schawk concluded, “We believe we entered this economic downturn in the best position in our industry, with the ability to deliver end-to-end, all-encompassing solutions.  Along with other changes we have implemented, our platform in Brand Point Management allows us to use the right assets, for the right clients, at the right time, and in the right place.  This has made Schawk operationally stronger than we were before. As clients everywhere respond to economic challenges seeking to consolidate their purchases, simplify their processes, modify their products and streamline their procedures, we believe that no other Company in our industry can match the solutions that Schawk can offer its clients.”

Conference Call
Schawk invites you to join its second-quarter 2009 earnings conference call on Tuesday, August 11 at 9:00 a.m. Central time. To participate in the conference call, please dial 866-783-2141 or

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Schawk Announces Second-Quarter 2009 Results

857-350-1600 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?c=82169&p=irol-EventDetails&EventId=2365168. A replay will be available through August 18 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 74118618, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address: http://phx.corporate-ir.net/phoenix.zhtml?c=82169&p=irol-EventDetails&EventId=2365168.

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
There are non-GAAP measures attached to this press release entitled “Reconciliation of Non-GAAP measures to GAAP.” Management believes that the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period. Non-GAAP measures are reconciled to the closest GAAP measures on schedules attached to this press release. The non-GAAP measures should not be viewed as alternatives to GAAP. Furthermore, these measures may not be consistent with similar measures provided by other companies. See also the Company’s discussion of the use of EBITDA and Adjusted EBITDA in the attached “Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA.”

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk’s services; changes in or weak consumer confidence and consumer spending; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in Asia and other foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.’s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

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Schawk Announces Second-Quarter 2009 Results

Schawk, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$111,989	$133,436	$217,077	$259,843
Cost of sales	69,055	86,650	141,049	170,090
Gross profit	42,934	46,786	76,028	89,753

Selling, general and administrative expenses	31,832	36,104	65,675	72,375
Acquisition integration and restructuring expenses	1,501	3,174	2,318	3,174
Impairment of long-lived assets	78	2,184	136	2,184
Operating income (loss)	9,523	5,324	7,899	12,020

Other income (expense)
Interest income	30	64	100	138
Interest expense	(2,468)	(1,696)	(3,917)	(3,474)
	(2,438)	(1,632)	(3,817)	(3,336)

Income (loss) before income taxes	7,085	3,692	4,082	8,684
Income tax provision (benefit)	2,317	2,916	1,610	3,648

Net income (loss)	$4,768	$776	$2,472	$5,036

Earnings (loss) per share:
Basic	$0.19	$0.03	$0.10	$0.19
Diluted	$0.19	$0.03	$0.10	$0.18

Weighted average number of common and common equivalent shares outstanding:
Basic	24,921	27,134	24,928	27,093
Diluted	24,921	27,705	24,929	27,645

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Schawk Announces Second-Quarter 2009 Results

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,118	$20,205
Trade accounts receivable, less allowance for doubtful accounts of $2,458 at June 30, 2009 and $3,138 at December 31, 2008	83,905	83,218
Inventories	20,463	23,617
Prepaid expenses and other current assets	13,198	11,243
Income tax receivable	929	3,348
Assets held for sale	2,085	6,555
Deferred income taxes	488	2,765
Total current assets	138,186	150,951

Property and equipment, less accumulated depreciation of $99,838 at June 30, 2009 and $92,583 at December 31, 2008	53,698	58,325
Goodwill	185,987	184,037
Other intangible assets, net	38,482	39,125
Deferred income taxes	2,956	2,752
Other assets	5,999	5,163

Total assets	$425,308	$440,353

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$22,499	$20,694
Accrued expenses	60,839	51,934
Income taxes payable	228	—
Deferred income taxes	3,007	82
Current portion of long-term debt	66,331	23,563
Total current liabilities	152,904	96,273

Long-term liabilities:
Long-term debt	46,701	112,264
Other liabilities	20,863	29,137
Deferred income taxes	1,962	1,858
Total long-term liabilities	69,526	143,259

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,700,242 and 29,478,456 shares issued at June 30, 2009 and December 31, 2008, respectively; 24,952,677 and 25,218,566 shares outstanding at June 30, 2009 and December 31, 2008, respectively	218	217
Additional paid-in capital	189,144	187,801
Retained earnings	69,424	68,016
Accumulated comprehensive income (loss), net	4,943	1,368
	263,729	257,402
Treasury stock, at cost, 4,747,565 and 4,259,890 shares of common stock at June 30, 2009 and December 31, 2008, respectively	(60,851)	(56,581)
Total stockholders’ equity	202,878	200,821

Total liabilities and stockholders’ equity	$425,308	$440,353

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Schawk Announces Second-Quarter 2009 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Income before income taxes — GAAP	$7,085	$3,692	$4,082	$8,684
Plus: Acquisition integration and restructuring expenses	1,501	3,174	2,318	3,174
Plus: Remediation and related expenses	1,291	566	3,319	571
Plus: Impairment of long-lived assets	78	2,184	136	2,184
Less: Foreign currency gain	(319)	(280)	(445)	(526)
Adjusted income before income tax — non GAAP	9,636	9,336	9,410	14,087
Adjusted income tax provision – non GAAP	3,175	3,618	3,526	5,660

Adjusted net income — non GAAP	$6,461	$5,718	$5,884	$8,427

Weighted average common and common stock equivalents outstanding — GAAP	24,921	27,705	24,929	27,645

Earnings per diluted share — GAAP	$0.19	$0.03	$0.10	$0.18
Adjustments – net of tax effects:
Plus: Acquisition integration and restructuring expenses	0.04	0.07	0.06	0.07
Plus: Remediation and related expenses	0.03	0.02	0.08	0.01
Plus: Impairment of long-lived assets	0.01	0.05	0.01	0.05
Less: Foreign currency gain	(0.01)	(0.01)	(0.01)	(0.01)
Less: FIN 48 reserve adjustment	—	—	—	(0.05)
Plus: UK valuation allowance	—	0.05	—	0.05

Adjusted earnings per diluted share – non GAAP	$0.26	$0.21	$0.24	$0.30

Income tax provision (benefit) — GAAP	$2,317	$2,916	$1,610	$3,648
Plus: Acquisition integration and restructuring expenses	441	1,149	710	1,149
Plus: Remediation and related expenses	513	225	1,318	227
Plus: Impairment of long-lived assets	22	867	45	867
Less: Foreign currency gain	(118)	(68)	(157)	(150)
Plus: FIN 48 reserve adjustment	—	—	—	1,390
Less: UK valuation allowance	—	(1,471)	—	(1,471)

Adjusted income tax provision – non GAAP	$3,175	$3,618	$3,526	$5,660

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Schawk Announces Second-Quarter 2009 Results

Schawk, Inc.
Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended			Six Months Ended			Trailing Twelve Months
	June 30,			June 30,			Ended June 30,
	2009	2008		2009	2008		2009	2008

Net income — GAAP	$4,768	$776		$2,472	$5,036		$(62,570)	$19,680
Interest expense	2,468	1,696		3,917	3,474		7,295	7,908
Income tax expense	2,317	2,916		1,610	3,648		(5,138)	14,297
Subtotal	9,553	5,388		7,999	12,158		(60,413)	41,885
Depreciation and amortization	4,730	5,400		9,508	10,918		19,341	21,773
Impairment of Goodwill	—	—		—	—		48,041	—
Impairment of long-lived assets	78	—	(1)	136	—	(1)	6,780	1,197
Non-cash restructuring charge	77	—	(1)	77	—	(1)	705	—	(1)
Unrealized foreign currency (gain) loss	(725)	—	(1)	(916)	—	(1)	181	(243)
Share-based compensation	501	—	(1)	879	—	(1)	2,264	449

EBITDA – non GAAP	14,214	10,788		17,683	23,076		16,925	65,061

Permitted add backs per amended debt agreements:
Loss on sale of property and equipment	72	100		44	95		311	412
Permitted acquisitions	—	454		—	454		2,102	454
Restructuring charges	1,424	2,558		2,241	2,558		9,445	2,558
Non-recurring pension withdrawal expense	—	—		—	—		7,254	—

Adjusted EBITDA – non GAAP	$15,710	$13,900		$19,968	$26,183		$36,011	$68,485

(1)  These items are shown consistent with the Company’s EBITDA and Adjusted EBITDA as defined in the covenants under its amended debt agreements for these periods for 2008.

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA, as defined in the covenants under the Company's amended debt agreements, is EBITDA as adjusted to exclude certain items, including items that are generally considered non-operating.  Both measures are important indicators of performance under the Company's amended debt agreements and provide management with a consistent measurement tool for evaluating the operating activities of the Company from period to period.  These measures do not represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies.